Filed Pursuant to Rule 424(b)(5)

Registration No. 333-277758

PROSPECTUS SUPPLEMENT

(To prospectus supplements dated November 12, 2025 and May 14, 2024, to prospectus dated May 14, 2024)

Up to $60,000,000 Common Shares

This prospectus supplement supplements, modifies and supersedes, only to the extent indicated herein, certain information contained in the accompanying prospectus dated May 14, 2024, contained in our Registration Statement on Form S-3 (Registration No. 333-277758) (the “Base Prospectus”), as supplemented, modified and superseded by our prospectus supplements dated November 12, 2025 and May 14, 2024 (the “Prior Supplements”), relating to the offer and sale of our common shares from time to time through or to B. Riley Securities, Inc. (“B. Riley”) pursuant to the sales agreement we entered into with B. Riley dated March 22, 2024 (the “Sales Agreement”).

This prospectus supplement should be read in conjunction with the Prior Supplements and the Base Prospectus, including the documents incorporated by reference therein, and is qualified by reference to the Prior Supplements and the Base Prospectus, except to the extent that the information in this prospectus supplement supplements, modifies or supersedes the information in the Prior Supplements and/or the Base Prospectus. If there is any inconsistency between the information in the Prior Supplements and Base Prospectus, on the one hand, and this prospectus supplement, on the other, you should rely on the information in this prospectus supplement. Any information that is supplemented, modified or superseded in the Prior Supplements or Base Prospectus by this prospectus supplement shall not be deemed to constitute a part of the Prior Supplements or Base Prospectus, respectively, except as supplemented, modified or superseded by this prospectus supplement. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Prior Supplements and the Base Prospectus.

This prospectus supplement is being filed solely to increase the dollar amount of our common shares that we may offer and sell from time to time under the Sales Agreement to an aggregate of up to $60,000,000, excluding the $22,583,663.82 in aggregate gross sales price of our common shares we sold pursuant to the Prior Supplements and Base Prospectus to date.

Our common shares trade on the NYSE American and on the Tel Aviv Stock Exchange under the symbol “LCTX.” On March 9, 2026, the last reported sale price of our common shares on the NYSE American was $1.77 per share.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” on page S-4 of the prospectus supplement dated May 14, 2024 and under similar headings in the other documents that are incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

B. Riley Securities

The date of this prospectus supplement is March 11, 2026.